Exhibit (d)(31)(i)

AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

This AMENDMENT effective as of the 1st day of May, 2024, (the “Amendment”) to the Subadvisory Agreement (the “Agreement”) dated November 2, 2020, by and among American Century Investment Management, Inc., a Delaware corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”), as amended from time to time. The Agreement is hereby amended as set forth below. All capitalized terms not defined herein are as defined in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa

Name: Howard Hirakawa

Title:   Senior Vice President

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa

Name: Howard Hirakawa

Title:   Senior Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Margie Morrison

Name: Margie Morrison

Title:   Senior Vice President, American Century Investment